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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 13G/A
Under the Securities Exchange Act of 1934
(AMENDMENT NO       4       )*
METABASIS THERAPEUTICS, INC

(Name of Issuer)
Common Stock

(Title of Class of Securities)
59101M 10 5

(CUSIP Number)
April 16, 2008

(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☑	Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 17 Pages

CUSIP No.	59101M 10 5	13G	Page	2	of	17 Pages

1	NAME OF REPORTING PERSONS InterWest Partners VII, LP I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California

	5	SOLE VOTING POWER

NUMBER OF		3,717,282

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		3,717,282

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,717,282

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	10.6%

12	TYPE OF REPORTING PERSON

	PN

Page 2 of 17 Pages

CUSIP No.	59101M 10 5	13G	Page	3	of	17 Pages

1	NAME OF REPORTING PERSONS InterWest Investors VII, LP I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California

	5	SOLE VOTING POWER

NUMBER OF		177,970

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		177,970

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	177,970

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0.5%

12	TYPE OF REPORTING PERSON

	PN

Page 3 of 17 Pages

CUSIP No.	59101M 10 5	13G	Page	4	of	17 Pages

1	NAME OF REPORTING PERSONS

InterWest Management Partners VII, LLC (the General Partner of InterWest Partners VII, LP and InterWest Investors VII, LP)

	I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California

	5	SOLE VOTING POWER

NUMBER OF		3,895,252

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		3,895,252

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,895,252

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	11.2%

14	TYPE OF REPORTING PERSON

	OO

Page 4 of 17 Pages

CUSIP No.	59101M 10 5	13G	Page	5	of	17 Pages

1	NAME OF REPORTING PERSONS Harvey B. Cash (a Managing Director of InterWest Management Partners VII, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		50,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,895,252

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		50,000

WITH:	8	SHARED DISPOSITIVE POWER

		3,895,252

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,945,252

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	11.3%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Harvey B. Cash that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 5 of 17 Pages

CUSIP No.	59101M 10 5	13G	Page	6	of	17 Pages

1	NAME OF REPORTING PERSONS Philip T. Gianos (a Managing Director of InterWest Management Partners VII, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,895,252

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		3,895,252

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,895,252

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	11.2%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Philip T. Gianos that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 6 of 17 Pages

CUSIP No.	59101M 10 5	13G	Page	7	of	17 Pages

1	NAME OF REPORTING PERSONS W. Scott Hedrick (a Managing Director of InterWest Management Partners VII, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,895,252

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		3,895,252

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,895,252

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	11.2%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Scott Hedrick that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 7 of 17 Pages

CUSIP No.	59101M 10 5	13G	Page	8	of	17 Pages

1	NAME OF REPORTING PERSONS W. Stephen Holmes III (a Managing Director of InterWest Management Partners VII, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,895,252

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		3,895,252

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,895,252

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	11.2%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Stephen Holmes III that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 8 of 17 Pages

CUSIP No.	59101M 10 5	13G	Page	9	of	17 Pages

1	NAME OF REPORTING PERSONS Gilbert H. Kliman (a Managing Director of InterWest Management Partners VII, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,895,252

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		3,895,252

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,895,252

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	11.2%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Gilbert H. Kliman that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 9 of 17 Pages

CUSIP No.	59101M 10 5	13G	Page	10	of	17 Pages

1	NAME OF REPORTING PERSONS Arnold L. Oronsky (a Managing Director of InterWest Management Partners VII, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		50,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,895,252

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		50,000

WITH:	8	SHARED DISPOSITIVE POWER

		3,895,252

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,945,252

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	11.3%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Arnold L. Oronsky that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 10 of 17 Pages

CUSIP No.	59101M 10 5	13G	Page	11	of	17 Pages

1	NAME OF REPORTING PERSONS Thomas L. Rosch (a Managing Director of InterWest Management Partners VII, LLC) I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,895,252

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		3,895,252

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	3,895,252

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	11.2%

12	TYPE OF REPORTING PERSON

	IN
Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Thomas L. Rosch that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 11 of 17 Pages

ITEM 1.
(a) NAME OF ISSUER : Metabasis Therapeutics, Inc.
(b) ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICE :
     11119 North Torrey Pines Road, La Jolla, CA 92037
ITEM 2.
     (a) NAME OF PERSON(S) FILING:
InterWest Partners VII, LP (“IWP VII”)
InterWest Investors VII, LP (“II VII”)
InterWest Management Partners VII, LLC (“IMP VII”)
Harvey B. Cash (“Cash”)
Philip T. Gianos (“Gianos”)
W. Scott Hedrick (“Hedrick”)
W. Stephen Holmes III (“Holmes”)
Gilbert H. Kliman (“Kliman”)
Arnold L. Oronsky (“Oronsky”)
Thomas L. Rosch (“Rosch”)
(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE :
     2710 Sand Hill Road, Second Floor, Menlo Park, CA 94025
(c) CITIZENSHIP/PLACE OF ORGANIZATION:

IWP VII: II VII: IMP VII: Cash: Gianos: Hedrick: Holmes: Kliman: Oronsky: Rosch:	California California California United States United States United States United States United States United States United States
Page 12 of 17 Pages

(d)	TITLE OF CLASS OF SECURITIES: Common Stock

(e)	CUSIP NUMBER: 59101M 10 5
ITEM 3. NOT APPLICABLE.
ITEM 4. OWNERSHIP.

	IWP VII (1)	II VII (2)	IMP VII (3)
Beneficial Ownership	3,717,282	177,970	3,895,252
Percentage of Class	10.6%	0.5%	11.2%
Sole Voting Power	3,717,282	177,970	3,895,252
Shared Voting Power	0	0	0
Sole Dispositive Power	3,717,282	177,970	3,895,252
Shared Dispositive Power	0	0	0

	Cash (4)	Gianos (4)	Hedrick (4)
Beneficial Ownership	3,945,252	3,895,252	3,895,252
Percentage of Class	11.3%	11.2%	11.2%
Sole Voting Power	50,000	0	0
Shared Voting Power	3,895,252	3,895,252	3,895,252
Sole Dispositive Power	50,000	0	0
Shared Dispositive Power	3,895,252	3,895,252	3,895,252

	Holmes (4)	Kliman (4)	Oronsky (4)**	Rosch (4)
Beneficial Ownership	3,895,252	3,895,252	3,945,252	3,895,252
Percentage of Class	11.2%	11.2%	11.3%	11.2%
Sole Voting Power	0	0	50,000	0
Shared Voting Power	3,895,252	3,895,252	3,895,252	3,895,252
Sole Dispositive Power	0	0	50,000	0
Shared Dispositive Power	3,895,252	3,895,252	3,895,252	3,895,252

**	Includes 50,000 shares issuable to Oronsky pursuant to outstanding options exercisable within 60 days of April 16, 2008.
(1)	Excludes 312,173 shares issuable pursuant to warrant exercise after October 16, 2008.

(2)	Excludes 14,937 shares issuable pursuant to warrant exercise after October 16, 2008.

(3)	IMP VII is the general partner of IWP VII and II VII.

(4)	Cash, Gianos, Hedrick, Holmes, Kliman, Oronsky, and Rosch are Managing Directors of IMP VII.
Page 13 of 17 Pages

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
Not applicable.
ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
Under certain circumstances set forth in the limited liability company operating agreement of IMP VII, the members of such limited liability company have the right to receive dividends from, or the proceeds from the sale of, the common stock of Issuer beneficially owned by such limited liability company.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
Not applicable.
ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
No reporting person is a member of a group as defined in section 240.13d-1(b)(1)(iii)(H) of the Act.
ITEM 9. NOTICE OF DISSOLUTION OF THE GROUP.
Not applicable.
ITEM 10. CERTIFICATION.
Not applicable.
EXHIBITS
Joint Filing Statement attached as Exhibit A.
Page 14 of 17 Pages

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: May 6, 2008

By:	/s/ Karen A. Wilson
Name:	Harvey B. Cash by Karen A. Wilson, Power of Attorney

By:	/s/ Philip T. Gianos
Name:	Philip T. Gianos

By:	/s/ Karen A. Wilson
Name:	W. Scott Hedrick by Karen A. Wilson, Power of Attorney

By:	/s/ W. Stephen Holmes
Name:	W. Stephen Holmes

By:	/s/ Gilbert H. Kliman
Name:	Gilbert H. Kliman

By:	/s/ Arnold L. Oronsky
Name:	Arnold L. Oronsky

By:	/s/ Thomas L. Rosch
Name:	Thomas L. Rosch

INTERWEST PARTNERS VII, LP

By:	InterWest Management Partners VII, LLC
its General Partner

	By:	/s/ W. Stephen Holmes

Managing Director

INTERWEST INVESTORS VII, LP

By:	InterWest Management Partners VII, LLC
its General Partner

	By:	/s/ W. Stephen Holmes

Managing Director

INTERWEST MANAGEMENT PARTNERS VII, LLC

By:	/s/ W. Stephen Holmes

Managing Director

Page 15 of 17 Pages

EXHIBIT A
Joint Filing Statement
We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.
Date: May 6, 2008

By:	/s/ Karen A. Wilson
Name:	Harvey B. Cash by Karen A. Wilson, Power of Attorney

By:	/s/ Philip T. Gianos
Name:	Philip T. Gianos

By:	/s/ Karen A. Wilson
Name:	W. Scott Hedrick by Karen A. Wilson, Power of Attorney

By:	/s/ W. Stephen Holmes
Name:	W. Stephen Holmes

By:	/s/ Gilbert H. Kliman
Name:	Gilbert H. Kliman

By:	/s/ Arnold L. Oronsky
Name:	Arnold L. Oronsky

By:	/s/ Thomas L. Rosch
Name:	Thomas L. Rosch

INTERWEST PARTNERS VII, LP

By:	InterWest Management Partners VII, LLC
its General Partner

	By:	/s/ W. Stephen Holmes

Managing Director

INTERWEST INVESTORS VII, LP

By:	InterWest Management Partners VII, LLC
its General Partner

	By:	/s/ W. Stephen Holmes

Managing Director

INTERWEST MANAGEMENT PARTNERS VII, LLC

By:	/s/ W. Stephen Holmes

Managing Director

Page 16 of 17 Pages

EXHIBIT A
POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS:
The undersigned, Harvey B. Cash, hereby constitutes and appoints Karen A. Wilson as his true and lawful Attorney-in-Fact, with full power in his name and on his behalf, to take all actions and do all things necessary with respect to all matters arising in connection with the ownership reporting requirements of the securities laws of the United States, including the execution and delivery of all documents in connection therewith.
The undersigned agrees to indemnify said Attorney-in-Fact against, and hold her free and harmless from, and all loss, cost, expense, damage or liability which she may incur or sustain as a result of any action taken by his in good faith pursuant to this Power of Attorney.
This Power of Attorney shall remain in full force and effect until revoked in writing by the undersigned and the authority granted herein may be relied upon by any person until such person has actually received written notice of revocation.
IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney this 12th day of February, 1996.
HARVEY B. CASH
/s/ Harvey B. Cash

Page 17 of 17 Pages